Exhibit 3-a-1

NORDSON CORPORATION

CERTIFICATE OF AMENDMENT

TO

1989 AMENDED

ARTICLES OF INCORPORATION

THOMAS L. MOORHEAD, Vice President – Law, and WILLIAM D. GINN, Secretary, of Nordson Corporation, an Ohio corporation (the “Corporation”), hereby certify that the following resolution amending the Corporation’s 1989 Amended Articles of Incorporation for the purpose of increasing the number of authorized Common Shares from 80,000,000 to 160,000,000 was adopted at a meeting of the shareholders of the Corporation duly called and held on March 10, 1992 at which a quorum of shareholders was present in person or by proxy, with the affirmative vote of holders of shares entitling them to exercise two-thirds of the voting power of the Corporation on such proposal:

“RESOLVED, that Article FOURTH of the Corporation’s 1989 Amended Articles of Incorporation be amended by deleting it in its entirety and replacing it with the following:

FOURTH. The authorized number of shares of the Corporation is 170,000,000, consisting of 10,000,000 Preferred Shares, without par value (the “Preferred Shares”), and 160,000,000 Common Shares, without par value (the “Common Shares”).

IN WITNESS WHEREOF, Thomas L. Moorhead, Vice President – Law, and William D. Ginn, Secretary, of the Corporation have signed their names on March 25, 1992.

Thomas L. Moorhead, Vice President – Law

William D. Ginn, Secretary